EXHIBIT 99.1
                         ROBERTS REALTY INVESTORS, INC.



CONTACT:                                                FOR IMMEDIATE RELEASE
--------                                                ---------------------
Charles R. Elliott                                          November 29, 2001
Chief Financial Officer

Telephone:        (770) 394-6000
Fax:              (770) 396-0706


                         ROBERTS REALTY INVESTORS, INC.
                           PROVIDES SHAREHOLDER UPDATE

ATLANTA, GA - The Board of Directors of Roberts Realty Investors, Inc. (AMEX:RPI) announces it has suspended payment of the company's quarterly dividend for the fourth quarter of 2001 and the first quarter of 2002. Mr. Charles S. Roberts, the company's CEO, stated "The widespread effects of the September 11th tragedies have quickly contributed to a significant downturn in an already weak economy. The lack of job growth in Atlanta coupled with substantial layoffs has produced lower than expected occupancy levels throughout the Atlanta apartment market. Due to these unforeseen economic events and rising unemployment, our occupancy has declined from 94% to 87% during the last few months."

In addition to experiencing lower occupancy at its existing properties, the company is in the middle of a major growth program that was started twelve months ago. As explained in greater detail in the attached letter to shareholders, the company currently has two properties in the planning and design phase, four properties under construction, and two properties in lease-up. In total, these eight new properties required an investment of $36 million of the company's equity, which is currently not earning any cash flow. The company projects the $36 million will earn annual cash flow of approximately $3.4 million or $0.48 per share when all eight new properties are completed and leased.

Mr. Roberts further stated "Our growth program, coupled with lower occupancy at our existing properties, has created a cash flow timing issue for our company. We see this as a temporary problem, which will begin to correct itself as we complete the lease-up of Addison Place and St. Andrews at the Polo Club, and as our new properties under construction start to generate positive cash flow. In addition, we are implementing a more aggressive leasing, advertising, and marketing effort in order to address our occupancy problems."

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This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents have been and may continue to be adversely affected by local economic and market conditions in the company's markets in Atlanta, Charlotte, and Palm Beach; the company's markets may become overbuilt with multifamily apartments; construction costs of a new community may exceed original estimates; construction and lease-up of the company's new communities and other properties may not be completed on schedule; financing for some of the company's new projects may not be available or, if available, may not be on favorable terms; the current recession in the U.S. economy may continue for longer than the company expects; and the overall U.S. economy or the company's markets may suffer from new terrorist attacks or the fear that they will occur.

                         ROBERTS REALTY INVESTORS, INC.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350
                                 (770) 394-6000



To Our Shareholders:

As we all know, the widespread effects of the September 11th tragedies have quickly contributed to a significant downturn in an already weak economy. The lack of job growth in Atlanta coupled with substantial layoffs has produced lower than expected occupancy levels throughout the Atlanta apartment market. Due to these unforeseen economic events and rising unemployment, your company's occupancy has declined from 94% to 87% during the last several months. As a result, the company's cash flow has been and will continue to be lower than previously budgeted. Real estate experts believe these weak conditions will continue through mid-2002 or until the overall economy improves.

In addition to experiencing lower occupancy at our existing properties, the company is in the middle of a major growth program that was started twelve months ago. The company currently has two properties in the planning and design phase, four properties under construction, and two properties in lease-up. In total, these eight new properties required an investment of $36 million of the company's equity. This equity is currently not earning any cash flow but as shown on the following page, we project the $36 million will earn annual cash flow of approximately $3.4 million or $0.48 per share when all eight new properties are completed and leased. This growth program, coupled with lower occupancy at our existing properties, has created a cash flow timing issue for the company. After carefully evaluating all the facts, the board of directors decided to take a prudent and conservative course of action and voted to suspend the company's quarterly dividend for the fourth quarter of 2001 and the first quarter of 2002.

However, as I will explain below, it has been a very positive and productive year for your company in terms of property sales and acquisitions, new development and construction activity, along with excellent new financings. Our problem is temporary, which will begin to correct itself as we complete the lease-up of Addison Place and St. Andrews at the Polo Club, and as our new properties under construction start to generate positive cash flow. In addition, we are implementing a more aggressive leasing, advertising, and marketing effort in order to address our occupancy problem.

Property Sales and Acquisitions We started this year by closing the sale of Rosewood Plantation on January 4th and redeploying the net cash proceeds of $5.9 million into the four new development sites shown in the following table as part of a tax-deferred exchange. Two of these sites, the Addison Place Retail Shoppes and the Northridge office building, are currently under construction. The other two sites are the Northridge apartment land and East Fox Court. The Northridge apartment land is zoned for 220 apartment homes and East Fox Court is zoned for 80 townhouses, and both sites are in the planning and design phase. By reinvesting the proceeds from the sale of Rosewood into these four new sites, we have replaced a 152-unit apartment community with the land necessary to add four new high-quality assets to our portfolio. However, I want to point out that the purchase of these sites and the construction of four new assets will negatively impact the company's cash flow until construction is completed and the properties are leased, at which time we project they will more than replace the estimated annual cash flow from Rosewood and increase the company's net asset value.

                                       Equity       Cash Flow        Cash Flow
                                       Invested     on a 10% Yield   Per Share
                                       --------     --------------   ---------

   Addison Place Retail Shoppes        $1,919,000      $191,900       $0.03
   Northridge Office Building           1,273,000       127,300        0.02
   Northridge apartment land            2,451,000       245,100        0.03
   East Fox Court Townhouse Land        1,465,000       146,500        0.02
                                       ----------      --------       -----

                                       $7,108,000      $710,800       $0.10
                                       ==========      ========       =====

On July 11, 2001, we sold our Crestmark community in a tax-deferred exchange for St. Andrews at the Polo Club, a new 200-unit apartment community located in Palm Beach County, Florida that we acquired on November 6, 2001. This exchange redeployed the company's $8 million equity from Douglasville, Georgia into Palm Beach County, Florida, which is a substantially stronger growth market. As shown below, we project St. Andrews at the Polo Club will initially generate estimated cash flow of $640,000 per year after completing its lease-up in April 2002.

                                      Equity        Cash Flow        Cash Flow
                                      Invested      on a 8% Yield    Per Share
                                      --------      -------------    ---------

                                     $8,000,000     $640,000          $0.09

Our Development and Construction Program It is the development and construction of new apartment communities that continually improves the overall asset quality of our portfolio and, more important, creates an increasing net asset value. We have invested equity totaling $20,899,000 in the three construction properties shown in the table below. Assuming a 10% leveraged return on our $20,899,000 of equity, these three properties are projected to generate estimated annual cash flow of $2,089,900 or $0.29 per share beginning in the second half of 2002 as they are completed and leased.

                                     Equity          Cash Flow        Cash Flow
                                     Invested        on a 10% Yield   Per Share
                                     --------        --------------   ---------

   Addison Place (405 apartments)     $9,749,000         $974,900      $0.13
   Old Norcross (250 apartments)       4,150,000          415,000       0.06
   Charlotte (319 apartments)          7,000,000          700,000       0.10
                                     -----------       ----------      -----

                                     $20,899,000       $2,089,900      $0.29
                                     ===========       ==========      =====


   Grand Total                       $36,007,000       $3,440,700      $0.48
                                     ===========       ==========      =====
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Excellent New Financings So far this year, we have closed four new loans totaling $56 million that include one refinancing, two construction loans, and one acquisition loan.
o In February, we refinanced Preston Oaks for $12.7 million at a fixed interest rate of 7.18% for seven years.
During the second quarter, we closed two construction loans.
o The first was a $17 million loan with Compass Bank at a fixed interest rate of 7.38% that is being used to finance construction of our Old Norcross apartment community.
o The second was a three-year construction loan with Bank of North Georgia for $5.3 million at an interest rate of LIBOR plus 200 basis points, which is equal to a current interest rate of 4.2%. The loan is being used to finance construction of the Northridge office building. We intend to close a long-term permanent loan on the Northridge office building in the first half of 2002 after construction is completed.
On November 6th, we closed an acquisition loan for St. Andrews at the Polo Club.
o The loan was $21 million at a fixed interest rate of 6.95% for ten years with State Farm Life Insurance Company.

Outlook for 2002 Our company is financially strong and our outlook for mid-2002 and beyond is bright. The recent acquisition of St. Andrews at the Polo Club is a great addition to our company and the first step in our expansion into Florida. Addison Place, with its leading-edge design and live-walk-shop environment for residents, continues our tradition of excellence. Addison Place is currently 71% occupied and we expect it to be 95% by May 2002. The construction of our 250-unit Old Norcross community is exceeding our expectations and we expect to start leasing by March 2002. Our 319-unit community in Charlotte completes our stated goal of expanding into North Carolina and we expect to begin the lease-up in the second quarter of 2002. The leasing of the Addison Place Retail Shoppes and the Northridge office building should be completed by September 2002. As we complete the leasing of these six new properties (not including the Northridge apartment land and the East Fox Court townhouse land), together they are projected to increase the company's cash flow by approximately $3 million per year or $0.43 per share beginning in the third quarter of 2002. In addition, these properties will increase our net asset value, which we publish for shareholders each year. Despite a difficult economy and uncertainty in America, we will remain focused on completing construction of our solid growth program, while aggressively managing our existing portfolio.




Charles S. Roberts
President and Chief Executive Officer

November 29, 2001

This letter contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents have been and may continue to be adversely affected by local economic and market conditions in the company's markets in Atlanta, Charlotte, and Palm Beach; the company's markets may become overbuilt with multifamily apartments; construction costs of a new community may exceed original estimates; construction and lease-up of the company's new communities and other properties may not be completed on schedule; financing for some of the company's new projects may not be available or, if available, may not be on favorable terms; the current recession in the U.S. economy may continue for longer than the company expects; and the overall U.S. economy or the company's markets may suffer from new terrorist attacks or the fear that they will occur.